Exhibit 99.2

Famous Dave’s of America, Inc. Appoints Jeffery Crivello as Chief Executive Officer and Reports Results for Third Quarter Fiscal 2017

MINNEAPOLIS, November 13, 2017 – Famous Dave's of America, Inc. (NASDAQ: DAVE) today announced that its Board of Directors has appointed Jeffery Crivello as the Company’s Chief Executive Officer, effective November 14, 2017. Mr. Crivello has served on Famous Dave’s Board of Directors since August 2017. Since January 2015, he has served as the Chief Financial Officer of PW Partners Capital Management, LLC, where he has primary responsibility for operations and accounting.

Mike Lister, the Company’s current Chief Executive Officer, commented, “Over the last year, I have been intently focused on improving restaurant operations while closing underperforming restaurants that do not meet our financial standards, in order to allow for the refranchising of our Company-owned restaurants to franchisees that are passionate about our brand. Given the significant progress we have made on these efforts, along with the strengthening of existing franchise relationships, the timing of this transition makes strategic sense for the Company as it advances into the next phase of its transformation. I am pleased to welcome Jeff to the team and look forward to working together for a seamless transition.”

Jeff Crivello, commented, “Mike’s tireless effort to execute upon the strategic initiatives set forth by the Company has been commendable. His work is evident in the improving restaurant sales trends as well as the successful refranchising of eight Company-owned restaurants and closures of thirteen underperforming Company-owned restaurants since the beginning of the year. The Board and I sincerely appreciate the thoughtful and decisive decision-making that Mike brought to the organization. I am thrilled to be joining the Company during such a pivotal time. With the refranchising effort well underway, my focus will be on improving the existing value proposition, while expeditiously addressing the development and evolution of the Famous Dave’s concept. Additionally, although the team has made substantial progress with their general and administrative optimization plan, I believe that we can strategically reduce G&A expenses to approximately an $8.0 million run-rate within the next 90 days, while continuing to improve upon the franchisor services that we provide. It truly is an exciting time to become a part of the Famous Dave’s team.”

Additionally, the Company has appointed its former Chief Development and Franchising Officer, Geovannie Concepcion, as the Company’s Chief Operating Officer, effective November 14, 2017.

Today, the Company reported financial results for the third fiscal quarter ended October 1, 2017.

Highlights for the third fiscal quarter of 2017:

•	Franchise-operated comparable restaurant sales improved to (2.1)% from (3.8)% in the third quarter of fiscal 2016
•	Company-owned comparable restaurant sales improved to 0.9% from (1.0)% in the third quarter of fiscal 2016
•	Restaurant-level operating margin increased to 7.0% from 3.8% in the third quarter of fiscal 2016
•	General and administrative expenses decreased by $594,000, to approximately $3.8 million, from the third quarter of fiscal 2016
•	Cash from continuing operations increased $667,000 to approximately $2.3 million, from the third quarter of fiscal 2016
•	Net loss from continuing operations improved $562,000 to approximately $1.8 million, from the third quarter of fiscal 2016
•	Adjusted EBITDA (as defined and reconciled below) increased $53,000 to approximately $1.4 million, from the third quarter of fiscal 2016
•	Closed six franchise-operated restaurants
•	Closed seven Company-owned restaurants

Key Operating Metrics

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2017	2016	2017	2016
Restaurant count:
Franchise-operated	129	139	129	139
Company-owned	25	37	25	37
Total	154	176	154	176
Comparable restaurant sales %:
Franchise-operated	(2.1)%	(3.8)%	(3.4)%	(4.4)%
Company-owned	0.9%	(1.0)%	(1.4)%	(5.1)%
Total	(1.5)%	(3.1)%	(3.0)%	(4.5)%

(in thousands, expect per share data)

System-wide restaurant sales(1)	$99,725	$108,963	$311,094	$331,649

Net loss from continuing operations	$(1,816)	$(2,378)	$(4,323)	$(2,116)
Adjusted net (loss) income from continuing operations(2)	(60)	150	630	897

Net loss from continuing operations, per share	$(0.26)	$(0.34)	$(0.62)	$(0.30)
Adjusted net (loss) income from continuing operations, per share(2)	(0.01)	0.02	0.09	0.13

Adjusted EBITDA(2)	$1,423	$1,370	$4,346	$4,996

(1)

System-wide restaurant sales include sales for all Company-owned and franchise-operated restaurants, as reported by franchisees. Restaurant sales for franchise-operated restaurants are not revenues of the Company and are not included in the Company’s consolidated financial statements.

(2)

Adjusted net (loss) income from continuing operations and adjusted EBITDA are non-GAAP measures. A reconciliation of all non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying financial tables.  See “Non-GAAP Reconciliation.”

Third Quarter 2017 Review

Total revenue for the third quarter of 2017 was $21.9 million, down 13.7% from the third quarter of 2016. The decrease in Company-owned net restaurant sales revenue was primarily driven by the closure of twelve restaurants since the end of the third quarter of fiscal 2016, including seven in the third quarter of fiscal 2017, partially offset by a 0.9% increase in comparable sales.  The declines in franchise royalty and fee revenue were driven by the net closure of ten franchise restaurants since the end of the third quarter of fiscal 2016 and a  comparable sales decline of 2.1%.

Restaurant-level operating margin for Company-owned restaurants was 7.0%, an increase from 3.8% in the third quarter of fiscal 2016. The increase was primarily driven by lower occupancy costs, the timing of advertising spend, and improved actual versus theoretical food cost, partially offset by increased fixed labor and other operating costs.

General and administrative expenses decreased to $3.8 million from $4.4 million in the third quarter of 2016. The year over year decline was primarily a result of the continued optimization of our general and administrative structure, a decline in professional fees and reduced costs incurred for franchise-related matters. These decreases were partially offset by bad debts expense recognized for a previously struggling franchisee.

Net loss from continuing operations was a loss of $1.8 million, or ($0.26) per share, compared to  a net loss of $2.4 million, or ($0.34) per share, in the third quarter of 2016. In the third quarter of 2017, we recorded $2.4 million of asset impairment, estimated lease termination and other closing costs primarily related to our restaurant optimization plan, including seven closed Company-owned restaurants.

Adjusted net loss from continuing operations, a non-GAAP measure, was a loss of approximately $60,000, or ($0.01) per share, compared to income of approximately $150,000, or $0.02 per share, in the third quarter of 2016. A reconciliation between adjusted net income and its most directly comparable GAAP measure is included in the accompanying financial tables.

Refranchising and Restaurant Optimization Plan

During the third quarter of fiscal 2017, the Company closed seven restaurants pursuant to its restaurant refranchising and optimization plan. Subsequent to the end of the third quarter, on November 1, 2017, the Company completed the refranchising of eight restaurants in Maryland and Virginia and the closure of one additional restaurant.

Executive Comments

Mike Lister, CEO, commented,  “We continued to show great progress in many areas of our business during the third quarter of 2017. Not only did we continue to execute on our restaurant optimization program and take further steps to optimize our general and administrative expense structure, we generated positive comparable sales for Company-owned restaurants for the first time since the second quarter of 2013. We were pleased with both our franchise-operated and Company-owned comparable sales performances that were able to outpace the casual dining industry, amidst one of its more challenging quarters in recent memory. Additionally, subsequent to the end of the quarter, we announced the refranchising of eight restaurants in Maryland and Virginia.”

About Famous Dave’s

Famous Dave’s develops, owns, operates and franchises barbeque restaurants. Its menu features award-winning barbequed and grilled meats, a selection of salads, sandwiches, side items, and made-from-scratch desserts. As of November 13, 2017, the Company owns 16 locations and franchises an additional 136 restaurants in 32 states, the Commonwealth of Puerto Rico, Canada, and United Arab Emirates.

Conference Call

The Company will host a conference call on November 13, 2017, at 3:30 p.m. Central Time to discuss its third quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave's web site at www.famousdaves.com.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company uses non-GAAP measures including those indicated below. These non-GAAP measures exclude significant expenses and income that are required by GAAP to be recorded in the Company’s consolidated financial statements and are subject to inherent limitations. By providing non-GAAP measures, together with a reconciliation to the most comparable GAAP measure, the Company believes that it is enhancing investors’ understanding of the Company’s business and results of operations. These measures are not intended to be considered in isolation of, as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures presented may be different from the measures used by other companies. The Company urges investors to review the reconciliation of its non-GAAP measures to the most directly comparable GAAP measure, included in the accompanying financial tables.

Adjusted net (loss) income from continuing operations is net (loss) income from continuing operations, plus asset impairment, estimated lease termination and other closing costs, settlement agreements, net (loss) gain on disposal of equipment, stock-based compensation, severance, and the related tax impact. This number is divided by the weighted-average number of basic shares of common stock outstanding during each period presented to arrive at adjusted net (loss) income from continuing operations, per share. Adjusted EBITDA is net (loss) income from continuing operations, plus asset impairment, estimated lease termination and other closing costs, settlement agreements, depreciation and amortization, interest expense, net, net (loss) gain on disposal of equipment, stock-based compensation, severance and provision (benefit) for income taxes.

Forward-Looking Statements

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of the Company’s restaurant openings and the timing or success of refranchising plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from expected results. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.

Contact:	Dexter Newman – Chief Financial Officer
952-294-1300

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2017	2016	2017	2016
Revenue:
Restaurant sales, net	$18,122	$20,999	$57,064	$63,013
Franchise royalty revenue	3,591	4,164	11,377	12,654
Franchise fee revenue	—	—	35	135
Licensing and other revenue	182	200	696	784
Total revenue	21,895	25,363	69,172	76,586

Costs and expenses:
Food and beverage costs	5,376	6,507	17,063	19,619
Labor and benefits costs	6,404	7,069	20,034	21,323
Operating expenses	5,077	6,618	16,492	18,681
Depreciation and amortization	1,380	909	2,868	2,845
General and administrative expenses	3,791	4,385	11,929	12,635
Asset impairment and estimated lease termination and other closing costs	2,405	3,620	7,011	4,684
Net loss (gain) on disposal of property	45	4	63	(181)
Total costs and expenses	24,478	29,112	75,460	79,606

Loss from operations	(2,583)	(3,749)	(6,288)	(3,020)

Other expense:
Interest expense	(153)	(210)	(510)	(613)
Interest income	20	—	20	2
Other income, net	—	(1)	—	—
Total other expense	(133)	(211)	(490)	(611)

Loss before income taxes	(2,716)	(3,960)	(6,778)	(3,631)

Income tax benefit	900	1,582	2,455	1,515

Net loss from continuing operations	(1,816)	(2,378)	(4,323)	(2,116)
Net (loss) income from discontinued operations, net of tax	—	(81)	—	627
Net loss	$(1,816)	$(2,459)	$(4,323)	$(1,489)

Net loss income per common share:
Basic net loss per share - continuing operations	$(0.26)	$(0.34)	$(0.62)	$(0.30)
Basic net (loss) income per share - discontinued operations	—	(0.01)	—	0.09
Basic net loss per share	$(0.26)	$(0.35)	$(0.62)	$(0.21)
Diluted net loss per share - continuing operations	$(0.26)	$(0.34)	$(0.62)	$(0.30)
Diluted net (loss) income per share - discontinued operations	—	(0.01)	—	0.09
Diluted net loss per share	$(0.26)	$(0.35)	$(0.62)	$(0.21)
Weighted average shares outstanding - basic	6,955	6,950	6,955	6,949
Weighted average shares outstanding - diluted	6,955	6,950	6,955	6,949

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2017	2016	2017	2016
Food and beverage costs(1)	29.7%	31.0%	29.9%	31.1%
Labor and benefits costs(1)	35.3%	33.7%	35.1%	33.8%
Operating expenses(1)	28.0%	31.5%	28.9%	29.6%
Restaurant level operating margin(1)(3)	7.0%	3.8%	6.1%	5.4%
Depreciation and amortization expenses (2)	6.3%	3.6%	4.1%	3.7%
General and administrative(2)	17.3%	17.3%	17.2%	16.5%
(Loss) income from continuing operations(2)	(11.8)%	(14.8)%	(9.1)%	(3.9)%

Adjusted net income from continuing operations(4)	(0.3)%	(0.4)%	0.9%	0.9%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue
(3)	Restaurant level margins are equal to restaurant sales, net, less restaurant level food and beverage costs, labor and benefit costs, and operating expenses.
(4)

Adjusted net income is a non-GAAP measure. A reconciliation of all non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying financial tables.  See “Non-GAAP Reconciliation.”

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 (in thousands, except per share data)

	October 1,
	2017	January 1,
	(Unaudited)	2017
ASSETS
Current assets:
Cash and cash equivalents	$7,412	$4,450
Restricted cash	1,721	1,714
Accounts receivable, net	5,210	5,257
Inventories	1,095	1,499
Prepaid expenses and other current assets	4,608	3,494
Assets held for sale	—	1
Total current assets	20,046	16,415

Property, equipment and leasehold improvements, net	18,520	25,912

Other assets:
Intangible assets, net	2,574	2,602
Deferred tax asset	4,226	4,633
Other assets	1,046	1,383
	$46,412	$50,945

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt and financing lease obligations	$1,289	$1,371
Accounts payable	5,660	5,311
Accrued compensation and benefits	2,333	1,321
Other current liabilities	4,205	3,140
Total current liabilities	13,487	11,143

Long-term liabilities:
Long-term debt, less current portion	8,164	8,849
Financing lease obligations, less current portion	1,288	2,280
Other liabilities	7,699	8,705
Total liabilities	30,638	30,977

Shareholders’ equity:
Common stock, $.01 par value, 100,000 shares authorized, 6,958 shares issued and outstanding at October 1, 2017 and January 1, 2017, respectively	66	66
Retained earnings	15,708	19,902
Total shareholders’ equity	15,774	19,968
	$46,412	$50,945

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (in thousands)

(Unaudited)

	Nine Months Ended
	October 1,	October 2,
	2017	2016
Cash flows from operating activities:
Net loss from continuing operations	$(4,323)	$(2,116)
Adjustments to reconcile net loss to cash flows provided by operations:
Depreciation and amortization	2,868	2,845
Asset impairment and estimated lease termination and other closing costs	7,011	4,684
Net loss (gain) on disposal of property	63	(181)
Amortization of deferred financing costs	26	43
Deferred income taxes	351	(25)
Deferred rent	211	520
Stock-based compensation	183	254
Changes in operating assets and liabilities:
Restricted cash	(7)	(1,199)
Accounts receivable, net	372	(193)
Inventories	189	184
Prepaid expenses and other current assets	(1,280)	(1,571)
Deposits	—	(277)
Accounts payable	(754)	(388)
Accrued compensation and benefits	909	39
Other current liabilities	(1,210)	(98)
Other liabilities	(125)	140
Cash flows provided by continuing operating activities	4,484	2,661
Cash flows used for discontinued operating activities	—	(839)
Cash flows provided by operating activities	4,484	1,822

Cash flows from investing activities:
Proceeds from the sale of assets	—	1,053
Purchases of property, equipment and leasehold improvements	(301)	(540)
Cash flows (used for) provided by continuing investing activities	(301)	513
Cash flows provided by discontinued investing activities	—	1,150
Cash flows (used for) provided by for investing activities	(301)	1,663

Cash flows from financing activities:
Proceeds from line of credit	—	1,855
Payments for debt issuance costs	(15)	(23)
Payments on long-term debt and financing lease obligations	(1,206)	(3,850)
Payments from exercise of stock options	—	(1)
Cash flows used for financing activities	(1,221)	(2,019)

Increase in cash and cash equivalents	2,962	1,466
Cash and cash equivalents, beginning of period	4,450	5,300
Cash and cash equivalents, end of period	$7,412	$6,766

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2017	2016	2017	2016
Net loss from continuing operations	$(1,816)	$(2,378)	(4,323)	(2,116)
Asset impairment, estimated lease termination and other closing costs	2,405	3,620	7,011	4,684
Settlement agreement	—	410	—	410
Net loss (gain) on disposal of equipment	45	4	63	(181)
Stock-based compensation	52	172	183	254
Severance	124	4	509	4
Tax adjustment	(870)	(1,682)	(2,813)	(2,158)
Adjusted net (loss) income from continuing operations	$(60)	$150	$630	$897
Basic adjusted net income per common share from continuing operations	$(0.01)	$0.02	$0.09	$0.13
Diluted adjusted net income per common share from continuing operations	$(0.01)	$0.02	$0.09	$0.13

Weighted average common share outstanding - basic	6,955	6,950	6,955	6,949
Weighted average common share outstanding - diluted	6,955	6,950	6,955	6,949

Net loss from continuing operations	$(1,816)	$(2,378)	$(4,323)	$(2,116)
Asset impairment, estimated lease termination and other closing costs	2,405	3,620	7,011	4,684
Settlement agreement	—	410	—	410
Depreciation and amortization	1,380	909	2,868	2,845
Interest expense, net	133	211	490	611
Net loss (gain) on disposal of equipment	45	4	63	(181)
Stock-based compensation	52	172	183	254
Severance	124	4	509	4
Benefit for income taxes	(900)	(1,582)	(2,455)	(1,515)
Adjusted EBITDA	$1,423	$1,370	$4,346	$4,996